UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934*

Cango Inc.

(Name of Issuer)

Class A Ordinary Shares

(Title of Class of Securities)

137586103(1)

(CUSIP Number)

December 31, 2018

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

(1) This CUSIP number applies to the Issuer’s American Depositary Shares, each representing two Class A ordinary shares of the Issuer

CUSIP No.: 137586103

(1)	Name of Reporting Persons Warburg Pincus Cango Fintech Investment Company Limited
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization British Virgin Islands
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 53,431,125 Class A Ordinary Shares
(6) Shared Voting Power 0
(7) Sole Dispositive Power 53,431,125 Class A Ordinary Shares
(8) Shared Dispositive Power 0
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 53,431,125 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 17.7%*
(12)	Type of Reporting Person CO

* Calculation is based upon 302,209,892 ordinary shares outstanding as reported in the prospectus filed by Cango Inc. (the “Issuer”) with the United States Securities and Exchange Commission on July 27, 2018 (the “Prospectus”).

CUSIP No.: 137586103

(1)	Name of Reporting Persons Warburg Pincus Private Equity XII, L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 17,207,761.0 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 17,207,761.0 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 17,207,761.0 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 5.7%*
(12)	Type of Reporting Person PN

* Calculation is based upon 302,209,892 ordinary shares outstanding of the Issuer as reported in the Prospectus filed on July 27, 2018.

CUSIP No.: 137586103

(1)	Name of Reporting Persons Warburg Pincus Private Equity XII-B, L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 3,452,452.1 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 3,452,452.1 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 3,452,452.1 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 1.1%*
(12)	Type of Reporting Person PN

* Calculation is based upon 302,209,892 ordinary shares outstanding of the Issuer as reported in the Prospectus filed on July 27, 2018.

CUSIP No.: 137586103

(1)	Name of Reporting Persons Warburg Pincus Private Equity XII-D, L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 496,642.3 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 496,642.3 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 496,642.3 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 0.2%*
(12)	Type of Reporting Person PN

* Calculation is based upon 302,209,892 ordinary shares outstanding of the Issuer as reported in the Prospectus filed on July 27, 2018.

CUSIP No.: 137586103

(1)	Name of Reporting Persons Warburg Pincus Private Equity XII-E, L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 2,834,521.2 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 2,834,521.2 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 2,834,521.2 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 0.9%*
(12)	Type of Reporting Person PN

* Calculation is based upon 302,209,892 ordinary shares outstanding of the Issuer as reported in the Prospectus filed on July 27, 2018.

CUSIP No.: 137586103

(1)	Name of Reporting Persons WP XII Partners, L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 928,365.8 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 928,365.8 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 928,365.8 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 0.3%*
(12)	Type of Reporting Person PN

* Calculation is based upon 302,209,892 ordinary shares outstanding of the Issuer as reported in the Prospectus filed on July 27, 2018.

CUSIP No.: 137586103

(1)	Name of Reporting Persons Warburg Pincus XII Partners, L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 1,795,820.1 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 1,795,820.1 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 1,795,820.1 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 0.6%*
(12)	Type of Reporting Person PN

* Calculation is based upon 302,209,892 ordinary shares outstanding of the Issuer as reported in the Prospectus filed on July 27, 2018.

CUSIP No.: 137586103

(1)	Name of Reporting Persons Warburg Pincus China (Cayman), L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 24,411,078.1 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 24,411,078.1 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 24,411,078.1 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 8.1%*
(12)	Type of Reporting Person PN

* Calculation is based upon 302,209,892 ordinary shares outstanding of the Issuer as reported in the Prospectus filed on July 27, 2018.

CUSIP No.: 137586103

(1)	Name of Reporting Persons Warburg Pincus China Partners (Cayman), L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 2,304,484.4 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 2,304,484.4 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 2,304,484.4 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 0.8%*
(12)	Type of Reporting Person PN

* Calculation is based upon 302,209,892 ordinary shares outstanding of the Issuer as reported in the Prospectus filed on July 27, 2018.

CUSIP No.: 137586103

(1)	Name of Reporting Persons Warburg Pincus LLC
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization New York
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 26,715,562.5 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 26,715,562.5 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 26,715,562.5 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 8.8%*
(12)	Type of Reporting Person OO

* Calculation is based upon 302,209,892 ordinary shares outstanding of the Issuer as reported in the Prospectus filed on July 27, 2018.

CUSIP No.: 137586103

(1)	Name of Reporting Persons Warburg Pincus XII, L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 26,715,562.5 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 26,715,562.5 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 26,715,562.5 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 8.8%*
(12)	Type of Reporting Person PN

* Calculation is based upon 302,209,892 ordinary shares outstanding of the Issuer as reported in the Prospectus filed on July 27, 2018.

CUSIP No.: 137586103

(1)	Name of Reporting Persons WP Global LLC
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 26,715,562.5 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 26,715,562.5 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 26,715,562.5 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 8.8%*
(12)	Type of Reporting Person OO

* Calculation is based upon 302,209,892 ordinary shares outstanding of the Issuer as reported in the Prospectus filed on July 27, 2018.

CUSIP No.: 137586103

(1)	Name of Reporting Persons Warburg Pincus Partners II, L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 26,715,562.5 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 26,715,562.5 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 26,715,562.5 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 8.8%*
(12)	Type of Reporting Person PN

* Calculation is based upon 302,209,892 ordinary shares outstanding of the Issuer as reported in the Prospectus filed on July 27, 2018.

CUSIP No.: 137586103

(1)	Name of Reporting Persons Warburg Pincus Partners GP LLC
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 26,715,562.5 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 26,715,562.5 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 26,715,562.5 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 8.8%*
(12)	Type of Reporting Person OO

* Calculation is based upon 302,209,892 ordinary shares outstanding of the Issuer as reported in the Prospectus filed on July 27, 2018.

CUSIP No.: 137586103

(1)	Name of Reporting Persons Warburg Pincus & Co.
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization New York
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 26,715,562.5 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 26,715,562.5 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 26,715,562.5 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 8.8%*
(12)	Type of Reporting Person PN

* Calculation is based upon 302,209,892 ordinary shares outstanding of the Issuer as reported in the Prospectus filed on July 27, 2018.

CUSIP No.: 137586103

(1)	Name of Reporting Persons Warburg Pincus (Cayman) China GP, L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 26,715,562.5 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 26,715,562.5 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 26,715,562.5 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 8.8%*
(12)	Type of Reporting Person PN

* Calculation is based upon 302,209,892 ordinary shares outstanding of the Issuer as reported in the Prospectus filed on July 27, 2018.

CUSIP No.: 137586103

(1)	Name of Reporting Persons Warburg Pincus (Cayman) China GP LLC
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 26,715,562.5 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 26,715,562.5 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 26,715,562.5 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 8.8%*
(12)	Type of Reporting Person OO

* Calculation is based upon 302,209,892 ordinary shares outstanding of the Issuer as reported in the Prospectus filed on July 27, 2018.

CUSIP No.: 137586103

(1)	Name of Reporting Persons Warburg Pincus Partners II (Cayman), L.P.
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 26,715,562.5 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 26,715,562.5 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 26,715,562.5 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 8.8%*
(12)	Type of Reporting Person PN

* Calculation is based upon 302,209,892 ordinary shares outstanding of the Issuer as reported in the Prospectus filed on July 27, 2018.

CUSIP No.: 137586103

(1)	Name of Reporting Persons Warburg Pincus (Bermuda) Private Equity GP Ltd.
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization Bermuda
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 26,715,562.5 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 26,715,562.5 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 26,715,562.5 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 8.8%*
(12)	Type of Reporting Person CO

* Calculation is based upon 302,209,892 ordinary shares outstanding of the Issuer as reported in the Prospectus filed on July 27, 2018.

CUSIP No.: 137586103

(1)	Name of Reporting Persons Charles R. Kaye
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 53,431,125 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 53,431,125 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 53,431,125 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 17.7%*
(12)	Type of Reporting Person IN

* Calculation is based upon 302,209,892 ordinary shares outstanding of the Issuer as reported in the Prospectus filed on July 27, 2018.

CUSIP No.: 137586103

(1)	Name of Reporting Persons Joseph P. Landy
(2)	Check the Appropriate Box if a Member of a Group (a) ☒ (b) ☐
(3)	SEC Use Only
(4)	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With	(5) Sole Voting Power 0
(6) Shared Voting Power 53,431,125 Class A Ordinary Shares
(7) Sole Dispositive Power 0
(8) Shared Dispositive Power 53,431,125 Class A Ordinary Shares
(9)	Aggregate Amount Beneficially Owned by Each Reporting Person 53,431,125 Class A Ordinary Shares
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(11)	Percent of Class Represented by Amount in Row (9) 17.7%*
(12)	Type of Reporting Person IN

* Calculation is based upon 302,209,892 ordinary shares outstanding of the Issuer as reported in the Prospectus filed on July 27, 2018.

Item 1(a).	Name of Issuer: Cango Inc.
Item 1(b).	Address of Issuer’s Principal Executive Offices: 10A, Building 3, Youyou Century Plaza 428 South Yanggao Road, Pudong New Area Shanghai 200127, People’s Republic of China

Item 2(a).

Name of Person Filing:

1.     Warburg Pincus Cango Fintech Investment Company Limited, a British Virgin Islands business company (“WP Fintech”), directly holds 53,431,125 Class A Ordinary Shares of the Issuer.

2.     Warburg Pincus Private Equity XII, L.P., a Delaware limited partnership (“WP XII”), holds 32.2% of the equity interest of WP Fintech.

3.     Warburg Pincus Private Equity XII-B, L.P., a Delaware limited partnership (“WP XII-B”), holds 6.5% of the equity interest of WP Fintech.

4.     Warburg Pincus Private Equity XII-D, L.P., a Delaware limited partnership (“WP XII-D”), holds 0.9% of the equity interest of WP Fintech.

5.     Warburg Pincus Private Equity XII-E, L.P., a Delaware limited partnership (“WP XII-E”), holds 5.3% of the equity interest of WP Fintech.

6.     WP XII Partners, L.P., a Delaware limited partnership (“WP XII Partners”), holds 1.7% of the equity interest of WP Fintech.

7.     Warburg Pincus XII Partners, L.P., a Delaware limited partnership (“Warburg Pincus XII Partners”, and, together with WP XII, WP XII-B, WP XII-D, WP XII-E and WP XII Partners, the “WP XII Funds”), holds 3.4% of the equity interest of WP Fintech.

8.     Warburg Pincus China (Cayman), L.P., a Cayman Islands limited partnership (“WPC Cayman”), holds 45.7% of the equity interest of WP Fintech.

9.     Warburg Pincus China Partners (Cayman), L.P., a Cayman Islands limited partnership (“Warburg Pincus China Cayman Partners” and, together with WPC Cayman, the “WPC Cayman Funds”), holds 4.3% of the equity interest of WP Fintech.

10.  Warburg Pincus LLC, a New York limited liability company (“WP LLC”), is the manager of WP XII Funds.

11.  Warburg Pincus XII, L.P., a Delaware limited partnership (“WP XII GP”), is the general partner of the WP XII Funds.

12.  WP Global LLC, a Delaware limited liability company (“WP Global”), is the general partner of WP XII GP.

13.  Warburg Pincus Partners II, L.P., a Delaware limited partnership (“WPP II”), is the managing member of WP Global.

14.  Warburg Pincus Partners GP LLC, a Delaware limited liability company (“WPP GP”), is the general partner of WPP II.

15.  Warburg Pincus & Co, a New York general partnership (“WP”), is the managing member of WPP GP.

16.  Warburg Pincus (Cayman) China GP, L.P., a Cayman Islands limited partnership (“WPC Cayman GP”), is the general partner of the WPC Cayman Funds.

17.  Warburg Pincus (Cayman) China GP LLC, a Delaware limited liability company (“WPC Cayman GP LLC”), is the general partner of WPC Cayman GP.

18.  Warburg Pincus Partners II (Cayman), L.P., a Cayman Islands exempted limited partnership (“WPP II Cayman”), is the managing member of WPC Cayman GP LLC.

19.  Warburg Pincus (Bermuda) Private Equity GP Ltd., a Bermuda exempted company (“WP Bermuda”), is the general partner of WPP II Cayman.

20.  Charles R. Kaye and Joseph P. Landy are each (i) managing general partners of WP, (ii) directors and co-chairmen of WP Bermuda, and (iii) the managing members and co-chief executive officers of WP LLC, and may be deemed to control the Warburg Pincus entities. Charles R. Kaye and Joseph P. Landy disclaim beneficial ownership of all shares held by the Warburg Pincus entities.

Each party listed above is collectively being referred to herein as the “Warburg Pincus Reporting Persons”.

Item 2(b).	Address of Principal Business Office or, if none, Residence: For all Warburg Pincus Reporting Persons: 450 Lexington Avenue, New York, New York 10017, U.S.A.
Item 2(c).	Citizenship or Place of Organization: See Item 2(a).
Item 2(d).

Title of Class of Securities:

Class A ordinary shares of the Issuer, par value US$0.0001 per share

The Issuer’s ordinary shares consist of Class A ordinary shares (the “Class A Shares”) and Class B ordinary shares (the “Class B Shares”). Holders of Class A Shares and Class B Shares have the same rights except for voting and conversion rights. Each Class A Share is entitled to one vote, and each Class B Share is entitled to twenty votes and is convertible into one Class A Share. Class A ordinary shares are not convertible into Class B Shares under any circumstances.

Item 2(e).	CUSIP Number: 137586103 (American depositary shares of the Issuer)

Item 3.	statement filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c):
Not applicable

Item 4.	Ownership:
The following table sets forth the beneficial ownership of the ordinary shares of the Issuer by each of the reporting persons as reported in the Prospectus filed by the Issuer on July 27, 2018:

				Number of shares as to which such person has:
Reporting Person	Amount Beneficially Owned	Percent of Class(1)		Sole Power to Vote or Direct the Vote	Shared Power to Vote or to Direct the Vote	Sole Power to Dispose or to Direct the Disposition of	Shared Power to Dispose or to Direct the Disposition of
WP Fintech	53,431,125	17.7	%(2)	53,431,125	0	53,431,125	0
WP XII	17,207,761.0	5.7%		0	17,207,761.0	0	17,207,761.0
WP XII-B	3,452,452.1	1.1%		0	3,452,452.1	0	3,452,452.1
WP XII-D	496,642.3	0.2%		0	496,642.3	0	496,642.3
WP XII-E	2,834,521.2	0.9%		0	2,834,521.2	0	2,834,521.2
WP XII Partners	928,365.8	0.3%		0	928,365.8	0	928,365.8
Warburg Pincus XII Partners	1,795,820.1	0.6%		0	1,795,820.1	0	1,795,820.1
WPC Cayman	24,411,078.1	8.1%		0	24,411,078.1	0	24,411,078.1
Warburg Pincus China Cayman Partners	2,304,484.4	0.8%		0	2,304,484.4	0	2,304,484.4
WP LLC	26,715,562.5	8.8%		0	26,715,562.5	0	26,715,562.5
WP XII GP	26,715,562.5	8.8%		0	26,715,562.5	0	26,715,562.5
WP Global	26,715,562.5	8.8%		0	26,715,562.5	0	26,715,562.5
WPP II	26,715,562.5	8.8%		0	26,715,562.5	0	26,715,562.5
WPP GP	26,715,562.5	8.8%		0	26,715,562.5	0	26,715,562.5
WP	26,715,562.5	8.8%		0	26,715,562.5	0	26,715,562.5
WPC Cayman GP	26,715,562.5	8.8%		0	26,715,562.5	0	26,715,562.5
WPC Cayman GP LLC	26,715,562.5	8.8%		0	26,715,562.5	0	26,715,562.5
WPP II Cayman	26,715,562.5	8.8%		0	26,715,562.5	0	26,715,562.5
WP Bermuda	26,715,562.5	8.8%		0	26,715,562.5	0	26,715,562.5
Charles R. Kaye	53,431,125	17.7%		0	53,431,125	0	53,431,125
Joseph P. Landy	53,431,125	17.7%		0	53,431,125	0	53,431,125

(1) As a percentage of 302,209,892 ordinary shares of the Issuer as reported in the Prospectus filed on July 27, 2018, comprised of 222,884,172 Class A Shares of the Issuer and 79,325,720 Class B Shares of the Issuer.

(2) The voting power of the ordinary shares beneficially owned by the reporting person represents 3.0% of the total outstanding voting power of all Class A Shares and Class B Shares of the Issuer, given that each Class A Share is entitled to one vote and each Class B Share is entitle to twenty votes.

Item 5.	Ownership of Five Percent or Less of a Class:
Not applicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person:
Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:
Not applicable

Item 8.	Identification and Classification of Members of the Group:

The Warburg Pincus Reporting Persons are making this single, joint filing because they may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act. The joint filing agreement among the Warburg Pincus Reporting Persons to file jointly is attached hereto as Exhibit 99.1.

Item 9.	Notice of Dissolution of Group:
Not applicable

Item 10.	Certifications:
Not applicable

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2019

Warburg Pincus Cango Fintech Investment Company Limited

By:	/s/ David Sreter
Name:	David Sreter
Title:	Director

Warburg Pincus Private Equity XII, L.P.

By:	Warburg Pincus XII, L.P., its general partner
By:	WP Global LLC, its general partner
By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Partner

Warburg Pincus Private Equity XII-B, L.P.

By:	Warburg Pincus XII, L.P., its general partner
By:	WP Global LLC, its general partner
By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Partner

Warburg Pincus Private Equity XII-D, L.P.

By:	Warburg Pincus XII, L.P., its general partner
By:	WP Global LLC, its general partner
By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Partner

Warburg Pincus Private Equity XII-E, L.P.

By:	Warburg Pincus XII, L.P., its general partner
By:	WP Global LLC, its general partner
By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Partner

WP XII Partners, L.P.

By:	Warburg Pincus XII, L.P., its general partner
By:	WP Global LLC, its general partner
By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Partner

Warburg Pincus XII Partners, L.P.

By:	Warburg Pincus XII, L.P., its general partner
By:	WP Global LLC, its general partner
By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Partner

Warburg Pincus China (Cayman), L.P.

By:	Warburg Pincus (Cayman) China GP, L.P., its general partner
By:	Warburg Pincus (Cayman) China GP LLC, its general partner
By:	Warburg Pincus Partners II (Cayman), L.P., its managing member
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Authorized Signatory

Warburg Pincus China Partners (Cayman), L.P.

By:	Warburg Pincus (Cayman) China GP, L.P., its general partner
By:	Warburg Pincus (Cayman) China GP LLC, its general partner
By:	Warburg Pincus Partners II (Cayman), L.P., its managing member
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Authorized Signatory

Warburg Pincus LLC

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Partner

Warburg Pincus XII, L.P.

By:	WP Global LLC, its general partner
By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Partner

WP Global LLC

By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Partner

Warburg Pincus Partners II, L.P.

By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Partner

Warburg Pincus Partners GP LLC

By:	Warburg Pincus & Co., its managing member

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Partner

Warburg Pincus & Co.

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Partner

Warburg Pincus (Cayman) China GP, L.P.

By:	Warburg Pincus (Cayman) China GP LLC, its general partner
By:	Warburg Pincus Partners II (Cayman), L.P., its managing member
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Authorized Signatory

Warburg Pincus (Cayman) China GP LLC

By:	Warburg Pincus Partners II (Cayman), L.P., its managing member
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Authorized Signatory

Warburg Pincus Partners II (Cayman), L.P.

By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Authorized Signatory

Warburg Pincus (Bermuda) Private Equity GP Ltd.

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Authorized Signatory

Charles R. Kaye

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Attorney-in-fact*

Joseph P. Landy

By:	/s/ Robert B. Knauss
Name:	Robert B. Knauss
Title:	Attorney-in-fact*

*The Power of Attorney given by each of Mr. Kaye and Mr. Landy was previously filed with the U.S. Securities and Exchange Commission on July 12, 2016 as an exhibit to the statement on Schedule 13D filed by Warburg Pincus LLC with respect to WEX Inc. (File No. 005-80578) and is hereby incorporated by reference.

LIST OF EXHIBITS

Exhibit No.	Description
99.1	Joint Filing Agreement